Exhibit 99.1

Basin Water Names Michael M. Stark as Chief Executive Officer

RANCHO CUCAMONGA, Calif. — February 19, 2008 — Basin Water, Inc. (NASDAQ: BWTR) today announced the appointment of Michael M. Stark as Chief Executive Officer and the resignation of Peter L. Jensen as Chief Executive Officer and Chairman of the Board, effective February 19, 2008.

Mr. Stark has led Basin Water as its President and Chief Operating Officer since the end of October 2006, less than six months after the Company’s initial public offering. Prior to joining Basin Water, Mr. Stark served as President and Chief Executive Officer of Veolia Water North America, a water services company which Mr. Stark helped to grow to $1.2 billion in revenues when it was part of USFilter.

Mr. Stark stated, “I am excited at the opportunity to be at the helm of Basin Water as its President and Chief Executive Officer as we continue its steady development toward being a profitable, predictable growth company. During the past year we have expanded Basin Water’s geographic coverage, technical service offering and installed the business processes needed to position the company to become a significant commercial water treatment company with a national presence. I cannot, however, let the moment pass without recognizing and thanking Peter Jensen for his vision and success in founding Basin Water and taking it to the stage where it is a technically sound and financially stable entity.”

Mr. Jensen stated, “With his transition into the role of CEO, Mike brings experience, vision and enthusiasm that are unmatched in the industry.”

Mr. Jensen has served as Basin Water’s Chief Executive Officer since he founded the Company in December 1999. Under Mr. Jensen’s guidance, with the support of the late Dr. Gerald Guter and Dan Ziol, Basin Water became a leader in high efficiency, low waste treatment for the removal of nitrate, arsenic, perchlorate and uranium from drinking water, with seven United States patents covering its proprietary technology. In May 2006, Mr. Jensen completed the successful initial public offering of Basin Water which gave the Company a strong financial foundation.

“The technologies developed by Basin have allowed water providers to treat and use water which was previously unusable due to high levels of contamination. This has created new sources of drinking water in a region suffering from chronic water shortages,” said Jensen.

Mr. Jensen, who will remain a member of the Board of Directors of Basin Water, plans to join Empire Water Corporation (EWCR.OB), which was recently created to own and develop water resources in Southern California. Empire owns the West Riverside Canal Company, which produces and distributes irrigation water in Riverside County, California. Basin Water presently owns approximately 32% of the outstanding shares of Empire Water Corporation.

About Basin Water, Inc.

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members, the successful transition of the company’s management processes and the company’s ability to manage its capital to meet future liquidity needs and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

# # #

CONTACT:

Basin Water, Inc.

Michael Stark

President and Chief Executive Officer

909 481-6800

www.basinwater.com

SOURCE: Basin Water, Inc